BLACKROCK Mid Cap Value Opportunities Fund

FILE #811-07177

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	ISSUE SIZE	AMOUNT PURCHASED	LIST OF UNDERWRITERS
3/23/2006	TIM HORTONS	29,000,000	11,500

Goldman, Sachs & Co.

RBC Capital Markets Corporation

J.P. Morgan Securities Inc.

Scotia Capital Inc.

Bear, Stearns & Co. Inc.

CIBC World Markets Corp.

Cowen & Co., LLC

Harris Nesbitt Corp.

Lazard Capital Markets LLC

Merrill Lynch, Pierce, Fenner & Smith
Incorporated

TD Securities Inc.

Huntington Capital Corp.

Loop Capital Markets, LLC

NatCity Investments, Inc.

The Williams Capital Group, L.P.